Exhibit 99.1

Cascade Microtech Reports Fourth Quarter and Annual 2015 Results

Record Annual Revenue of $144.0 million

Record Quarterly Revenue of $40.4 million

Record Annual Income from Operations of $17.9 million

Record Quarterly Income from Operations of $6.5 million

Record Quarterly Bookings of $48.7 million

BEAVERTON, Ore.—(MARKETWIRE) — February 4, 2016 —Cascade Microtech, Inc. (NASDAQ:CSCD) today reported financial results for the fourth quarter and year ended December 31, 2015.

Cascade Microtech also announced today that it has entered into a merger agreement with FormFactor, Inc. (NASDAQ:FORM) (“FormFactor”) pursuant to which FormFactor has agreed to acquire Cascade Microtech. The Company has provided details of the merger in a separate press release.

Financial Summary

Results for the quarter ended December 31, 2015 were as follows:

•	Total revenue of $40.4 million, compared to $35.8 million for Q3 2015 and $36.6 million for Q4 2014.
–	Systems revenue of $21.7 million, an increase of $2.5 million, or 13.3%, over Q3 2015, and an increase of $0.3 million, or 1.5%, from Q4 2014.
–	Probes revenue of $18.7 million, an increase of $2.1 million, or 12.5%, over Q3 2015, and an increase of $3.5 million, or 22.9%, over Q4 2014.
–	Q4 2015 represents record revenue overall and for our Probes segment.
•	Gross margin of 56.3%, down from 56.7% in Q3 2015 and up from 53.4% in Q4 2014.
–	Systems gross margin of 49.8%, down from 50.3% in Q3 2015 and up from 48.1% in Q4 2014.
–	Probes gross margin of 63.9%, consistent with 63.9% in Q3 2015 and up from 60.8% in Q4 2014.
•	Income from operations of $6.5 million, an increase of $2.0 million, or 44.9%, over Q3 2015, and an increase of $2.4 million, or 58.0%, over Q4 2014.
–	Q4 2015 sets a new record for income from operations.
•	GAAP net income of $4.2 million, or $0.25 per diluted share, compared to $3.2 million, or $0.19 per diluted share, for Q3 2015, and $4.3 million, or $0.25 per diluted share, for Q4 2014.
–	Q4 2015 includes income tax expense of $2.1 million, compared to an expense of $1.3 million for Q3 2015, and a benefit of $0.4 million for Q4 2014.
–	Non-GAAP net income of $4.5 million, or $0.28 per diluted share, compared to $3.4 million, or $0.20 per diluted share, for Q3 2015, and $4.4 million, or $0.26 per diluted share, for Q4 2014.
–	Q4 2015 sets a new record for non-GAAP earnings per share.
•	Depreciation, amortization and stock-based compensation expenses totaled $2.3 million, compared to $2.2 million for Q3 2015, and $2.1 million for Q4 2014.
•	Adjusted EBITDAS of $8.8 million, compared to $6.7 million for Q3 2015, and $7.5 million for Q3 2015.
–	Q4 2015 sets a new record for adjusted EBITDAS.
•	Book-to-bill ratio of 1.21 to 1.

Results for the year ended December 31, 2015 were as follows:

•	Total revenue of $144.0 million, compared to $136.0 million for 2014.
–	Systems revenue of $77.9 million, a decrease of $5.0 million, or 6.0%, from 2014.
–	Probes revenue of $66.1 million, an increase of $13.0 million, or 24.4%, over 2014.
–	2015 represents record revenue overall and for our Probes segment.
•	Gross margin of 55.6%, up from 51.7% in 2014.
–	2015 sets a new record for gross margin.
•	Income from operations of $17.9 million, an increase of $4.6 million, or 34.7%, over 2014.
–	2015 sets a new record for income from operations.

•	GAAP net income of $12.4 million, or $0.73 per diluted share, compared to $9.9 million, or $0.59 per diluted share, for 2014.
–	2015 includes income tax expense of $5.5 million, compared to an expense of $2.7 million for 2014.
•	Non-GAAP net income of $13.8 million, or $0.81 per diluted share, compared to $11.2 million, or $0.67 per diluted share, for 2014.
•	Depreciation, amortization and stock-based compensation expenses of $8.4 million, compared to $8.8 million for 2014.
•	Adjusted EBITDAS of $26.5 million, compared to $22.8 million for 2014.
•	Annual book-to-bill ratio of 1.04 to 1.

“Cascade Microtech set quarterly records for production probe and analytical probe card revenue, overall revenue, income from operations, adjusted EBITDAS, and bookings. As a percentage of revenue, in the fourth quarter we improved our adjusted EBITDAS to 21.8% which compares favorably to our stated success model target of 22%. This achievement reflects our customers growing demand for Cascade products and services as well as the leverage of our financial model. This financial performance was achieved as we increased our investments in R&D for new product development,” said Michael Burger, President and CEO. “On an annual basis, records were set for probes segment revenue, overall revenue, gross margins, income from operations, adjusted EBITDAS and non-GAAP EPS. With a very strong close to 2015 together with record backlog, we expect to financially outperform our 2015 results and grow faster than the markets we serve in 2016.”

Financial Outlook

For the first quarter of 2016 we are projecting revenue in the range of $33.0 million to $37.0 million, with diluted GAAP earnings per share in the range of $0.08 to $0.14, and non-GAAP earnings per share in the range of $0.10 to $0.16. Our guidance assumes a tax rate of 32%, consistent foreign currency exchange rates and no significant one-time charges.

The companies will hold a joint conference call today at 8:30 a.m. Eastern (5:30 a.m. Pacific) to discuss this announcement. The conference call can be joined by dialing 877-331-4217, Conference ID 42589273, within the U.S. and 224-633-1404, Conference ID 42589273, for all other locations. To access the webcast, visit the Investors section of Cascade Microtech’s web site at www.cascademicrotech.com/investors to view the details. A webcast replay will be available on the Cascade Microtech web site approximately three hours after the conference call concludes.

Forward-Looking Statements

The statements in this release regarding attainment of our success model, our continued financial improvement, our expectations relating to investment in new product development and positioning for continued success in 2016 and statements under “Financial Outlook” regarding projected revenue, GAAP earnings per share, and non-GAAP earnings per share and assumptions supporting those projections, and other statements identified by terminology such as “will,” “should,” “expects,” “estimates,” “predicts,” and “continue” or other derivations of these or other comparable terms are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including: changes in demand for the Company’s products; changes in product mix; potential delays and other factors affecting the timing of new product introductions; the timing of shipments and customer orders; constraints on supplies of components; excess or shortage of production capacity; potential failure of expected market opportunities to materialize; changes in foreign exchange rates; our ability or delay in integrating acquired businesses; and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. In addition, such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the Company’s earnings release contains Non-GAAP financial measures, which are defined below and reconciled to GAAP financial measures in a table later in this release:

•	Non-GAAP net income is defined as GAAP net income before certain items (adjustments) such as restructuring, facility move and project costs, acquisition-related expenses, the amortization of intangibles and discrete tax items that we believe are either not representative of our ongoing operating performance or effect the comparability of results over time. Non-GAAP net income should not be construed as a substitute for net income as defined by GAAP. However, we regard non-GAAP net income as a complement to GAAP net income in assessing our financial performance over time and in the future.

•	Adjusted EBITDAS is defined as income from continuing operations before depreciation and amortization and stock-based compensation and certain other items (adjustments) such as restructuring, facility move and project costs, and acquisition-related expenses that we believe are not representative of our ongoing operating performance. Adjusted EBITDAS should not be construed as a substitute for net income from continuing operations or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as adjusted EBITDAS is not defined by GAAP. However, we regard adjusted EBITDAS as a complement to net income from continuing operations and other GAAP financial performance measures, by including an indirect measure of operating cash flow.

About Cascade Microtech, Inc.

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in precision contact, electrical measurement and test of integrated circuits (ICs), optical devices and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to electrical data from wafers, ICs, IC packages, circuit boards and modules, MEMS, 3D TSV, LED devices and more. Cascade Microtech’s leading-edge stations, probes, probe cards, advanced thermal subsystems and integrated systems deliver precision accuracy and superior performance both in the lab and during production manufacturing of high-speed and high-density semiconductor chips. For more information, visit www.cascademicrotech.com.

FOR MORE INFORMATION, CONTACT:

Jeff A. Killian

Cascade Microtech, Inc.

(503) 601-1280

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CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2015	2015	2014	2015	2014
Revenue	$40,411	$35,781	$36,593	$143,978	$136,022
Cost of sales	17,640	15,511	17,058	63,892	65,708

Gross profit	22,771	20,270	19,535	80,086	70,314
	56.3%	56.7%	53.4%	55.6%	51.7%
Operating expenses:
Research and development	4,757	4,344	3,598	16,965	13,821
Selling, general and administrative	11,474	11,414	11,797	45,230	43,209

	16,231	15,758	15,395	62,195	57,030

Income from operations	6,540	4,512	4,140	17,891	13,284

Other income (expense):
Interest income, net	7	14	4	15	29
Other, net	(293)	(19)	(289)	(16)	(649)

	(286)	(5)	(285)	(1)	(620)

Income before income taxes	6,254	4,507	3,855	17,890	12,664
Income tax expense	2,093	1,288	(448)	5,540	2,734

Net income	$4,161	$3,219	$4,303	$12,350	$9,930

Net income per share:
Basic	$0.26	$0.19	$0.26	$0.75	$0.61
Diluted	$0.25	$0.19	$0.25	$0.73	$0.59

Shares used in computing net income per share:
Basic	15,933	16,529	16,435	16,396	16,323
Diluted	16,517	17,112	16,955	16,957	16,828

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$32,107	$38,107
Marketable securities	3,658	1,626
Restricted cash	10	61
Accounts receivable, net	27,716	20,763
Inventories	23,229	24,642
Prepaid expenses and other	6,597	4,454

Total current assets	93,317	89,653

Fixed assets, net	12,256	8,100
Goodwill	11,592	12,823
Purchased intangible assets, net	9,143	12,572
Deferred income taxes	5,326	6,884
Other assets	677	944

	$132,311	$130,976

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	8,834	7,505
Deferred revenue	1,617	2,070
Accrued liabilities	8,488	9,505

Total current liabilities	18,939	19,080

Deferred revenue	555	329
Deferred income taxes	1,840	2,595
Other long-term liabilities	1,581	1,511

Total liabilities	22,915	23,515

Stockholders' equity:
Common stock	103,354	111,645
Accumulated other comprehensive loss	(5,251)	(3,127)
Retained earnings (accumulated deficit)	11,293	(1,057)

Total stockholders' equity	109,396	107,461

	$132,311	$130,976

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
Non-GAAP Net Income	2015	2015	2014	2015	2014
GAAP net income	$4,161	$3,219	$4,303	$12,350	$9,930
Adjustments to net income:
Restructuring	—	—	1,178	262	1,236
Acquisition and acquisition related	—	—	—	—	(557)
Amortization of intangibles	582	593	694	2,458	3,011
Income tax effect of non-GAAP adjustments	(195)	(196)	(509)	(894)	(1,170)
Discrete tax items	—	(204)	(1,246)	(358)	(1,246)

Non-GAAP net income	$4,548	$3,412	$4,420	$13,818	$11,204

GAAP net income per diluted share	$0.25	$0.19	$0.25	$0.73	$0.59

Non-GAAP net income per diluted share	$0.28	$0.20	$0.26	$0.81	$0.67

Shares used in diluted share calculations	16,517	17,112	16,955	16,957	16,828

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
EBITDAS and Adjusted EBITDAS	2015	2015	2014	2015	2014
GAAP Income from operations	$6,540	$4,512	$4,140	$17,891	$13,284
Adjustments:
Depreciation	852	785	883	3,109	3,335
Amortization of intangibles	582	593	694	2,458	3,011
Stock-based compensation	816	805	564	2,825	2,482

EBITDAS	8,790	6,695	6,281	26,283	22,112

Adjustments:
Restructuring	—	—	1,178	262	1,236
Acquisition and acquisition related	—	—	—	—	(557)

Adjusted EBITDAS	$8,790	$6,695	$7,459	$26,545	$22,791

	Three Months Ending March 31, 2016
	Low Range Guidance		High Range Guidance
Forward-looking non-GAAP net income
GAAP net income	$1,300		$2,300
Adjustments:
Amortization of intangibles	582		582
Income tax effect of non-GAAP adjustments	(186)		(186)

Non-GAAP net income	$1,696		$2,696

GAAP net income per diluted share	$0.08		$0.14

Non-GAAP net income per diluted share	$0.10		$0.16

Shares used in diluted share calculations	16,700		16,700